For the semi-annual period ended (a) February 28, 1997
File number: 811-5296

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A Special Meeting of Shareholders was held on October 30, 1996. At such meeting the shareholders approved the following proposals:


     a)   Approval  of  the election of  the  following
          Directors each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or
          (ii)  their  terms expire in accordance  with
          the Fund's retirement policy:


          Class I   Donald   D.   Lennox,   Mendal   A.
                    Melzer,,  Nancy  H.  Teeters,   and
                    Louis A. Weil, III

          Class II  Delayne  D. Gold, Robert F.  Gunia,
                    Harry  A.  Jacobs, Jr.,  Thomas  T.
                    Mooney

          Class III Edward  D. Beach, Eugene C. Dorsey,
                    Thomas   H.  O'Brien,  Richard   A.
                    Redeker

     b) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          Affirmative               Negative
          votes    cast                  votes     cast
Abstain
          6,403,925                             118,082
140,311